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                                                                     EXHIBIT 4.2


                             CERTIFICATE OF MERGER
                                      OF
                SYNTROLEUM CORPORATION, AN OKLAHOMA CORPORATION
                                     INTO
                     SLH CORPORATION, A KANSAS CORPORATION

        (PURSUANT TO SECTION 17-6702 OF THE KANSAS GENERAL CORPORATION CODE AND SECTION 1082 OF THE OKLAHOMA GENERAL CORPORATION ACT)

        Pursuant to the provisions of the Kansas General Corporation Code and the Oklahoma General Corporation Act, the undersigned corporation certifies as follows:

        1. The constituent corporations to the merger are SLH Corporation, a Kansas corporation, and Syntroleum Corporation, an Oklahoma corporation.

        2. SLH Corporation and Syntroleum Corporation have entered into an Agreement and Plan of Merger and Reorganization, dated as of March 30, 1998 (the "Merger Agreement"), which has been approved, adopted, certified, executed and acknowledged by SLH Corporation and Syntroleum Corporation in accordance with
Section 17-6702 of the Kansas General Corporation Code and Section 1082 of the Oklahoma General Corporation Act.

        3. The name of the surviving corporation is SLH Corporation.

        4. The Articles of Incorporation of the surviving corporation shall be SLH Corporation's Articles of Incorporation with the following amendments:

             (a) Article I shall be amended to change the name of the corporation to Syntroleum Corporation, as follows:


                                   ARTICLE I
                                     NAME

             The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                            SYNTROLEUM CORPORATION

             (b) The first paragraph of Article IV shall be amended (i) to increase the authorized shares of Common Stock, par value $0.01 per share, from Thirty

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                  Million shares to One Hundred Fifty Million shares and (ii) to increase the authorized shares of Preferred Stock, par value $0.01 per share, from One Million shares to Five Million shares, as follows:

                                  ARTICLE IV

                                 Capital Stock

            The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifty Five Million (155,000,000), consisting of Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as "Preferred Stock"), and One Hundred Million (150,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as "Common Stock").

        5. The executed Merger Agreement is on file at the office of the surviving corporation located at 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119.

        6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of SLH Corporation or Syntroleum Corporation.

        7. The authorized capital stock of Syntroleum Corporation, the only constituent corporation to the merger which is not a Kansas corporation, is as follows:

            Common Stock, par value $.001 per share - 50,000,000 shares Preferred Stock, par value $0.01 per share - 1,000,000 shares

        8. SLH Corporation hereby agrees that it may be served with process in Oklahoma in any proceeding for enforcement of any obligation of Syntroleum Corporation, as well as for enforcement of any obligation of SLH Corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to
Section 1091 of the Oklahoma General Corporation Act and SLH Corporation hereby irrevocably appoints the Secretary of State of the State of Oklahoma as its agent to accept service of process in any such suit or other proceedings and a copy of such process shall be mailed by the Secretary of State to SLH Corporation at the following address:

            1350 South Boulder, Suite 1100
            Tulsa, Oklahoma 74119
            Attn:  General Counsel



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            IN WITNESS WHEREOF, this Certificate of Merger has been executed on behalf of the surviving corporation by James R. Seward, its President and Chief Executive Officer, as of August 7, 1998.

                                            SLH CORPORATION
                                            a Kansas corporation




                                    By: /s/ James R. Seward
                                       -----------------------------------------
                                    Name:  James R. Seward
                                    Title: President and Chief Executive Officer



Attest:



/s/ Steven K. Fitzwater
---------------------------------
Steven K. Fitzwater, Secretary



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